Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 11, 2022	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 29, 2022 was $83.9 million, or $1.71 per share ($1.69 per share on a diluted basis). Net income for the fiscal year ended January 29, 2022 was $254.8 million, or $5.20 per share ($5.16 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 29, 2022 increased 19.5 percent to $380.9 million from net sales of $318.8 million for the prior year 13-week fiscal quarter ended January 30, 2021. Comparable store net sales for the 13-week period ended January 29, 2022 increased 20.0 percent from comparable store net sales for the prior year 13-week period ended January 30, 2021. Online sales increased 10.5 percent to $73.1 million for the 13-week period ended January 29, 2022, compared to net sales of $66.2 million for the 13-week period ended January 30, 2021.

Net sales for the 52-week fiscal year ended January 29, 2022 increased 43.6 percent to $1.295 billion from net sales of $901.3 million for the 52-week fiscal year ended January 30, 2021. Comparable store net sales for the 52-week period ended January 29, 2022 increased 43.8 percent from comparable store net sales for the prior year 52-week period ended January 30, 2021. Online sales increased 15.9 percent to $220.8 million for the 52-week period ended January 29, 2022, compared to net sales of $190.6 million for the 52-week period ended January 30, 2021.

Net income for the fourth quarter of fiscal 2021 was $83.9 million, or $1.71 per share ($1.69 per share on a diluted basis), compared with $65.6 million, or $1.34 per share ($1.33 per share on a diluted basis) for the fourth quarter of fiscal 2020.

Net income for the fiscal year ended January 29, 2022 was $254.8 million, or $5.20 per share ($5.16 per share on a diluted basis), compared with $130.1 million, or $2.67 per share ($2.66 per share on a diluted basis) for the fiscal year ended January 30, 2021.

Management will hold a conference call at 10:00 a.m. EST today to discuss fourth quarter results. To participate in the call, please call (844) 767-5651 for domestic calls or (409) 207-6959 for international calls and reference the conference code 4682221. A replay of the call will be available for a two-week period beginning March 11, 2022 at 1:00 p.m. EST by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 3665047.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 439 retail stores in 42 states. As of the end of the fiscal year, it operated 440 stores in 42 states compared with 443 stores in 42 states at the end of fiscal 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021 (1)

SALES, Net of returns and allowances	$380,930	$318,835	$1,294,607	$901,278

COST OF SALES (Including buying, distribution, and occupancy costs)	178,559	155,324	641,598	500,610

Gross profit	202,371	163,511	653,009	400,668

OPERATING EXPENSES:
Selling	75,597	66,503	266,424	191,158
General and administrative	17,174	12,462	51,086	41,488
	92,771	78,965	317,510	232,646

INCOME FROM OPERATIONS	109,600	84,546	335,499	168,022

OTHER INCOME, Net	1,791	927	2,256	2,925

INCOME BEFORE INCOME TAXES	111,391	85,473	337,755	170,947

INCOME TAX EXPENSE	27,476	19,867	82,935	40,808

NET INCOME	$83,915	$65,606	$254,820	$130,139

EARNINGS PER SHARE
Basic	$1.71	$1.34	$5.20	$2.67

Diluted	$1.69	$1.33	$5.16	$2.66

Basic weighted average shares	49,138	48,869	48,994	48,755
Diluted weighted average shares	49,528	49,228	49,385	49,013

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 29, 2022	January 30, 2021 (1)

CURRENT ASSETS:
Cash and cash equivalents	$253,970	$318,789
Short-term investments	12,926	3,359
Receivables	12,087	2,823
Inventory	102,095	101,063
Prepaid expenses and other assets	10,128	11,190
Total current assets	391,206	437,224

PROPERTY AND EQUIPMENT	453,228	451,357
Less accumulated depreciation and amortization	(352,724)	(350,942)
	100,504	100,415

OPERATING LEASE RIGHT-OF-USE ASSETS	258,914	279,358
LONG-TERM INVESTMENTS	19,352	18,320
OTHER ASSETS	10,908	10,497

Total assets	$780,884	$845,814

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$59,950	$43,399
Accrued employee compensation	62,055	35,865
Accrued store operating expenses	20,264	20,303
Gift certificates redeemable	16,470	14,279
Current portion of operating lease liabilities	88,273	81,762
Income taxes payable	1,529	10,751
Total current liabilities	248,541	206,359

DEFERRED COMPENSATION	19,352	18,320
NON-CURRENT OPERATING LEASE LIABILITIES	200,067	224,506
Total liabilities	467,960	449,185

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 49,728,651 and 49,407,731 shares issued and outstanding at January 29, 2022 and January 30, 2021, respectively	497	494
Additional paid-in capital	167,328	158,058
Retained earnings	145,099	238,077
Total stockholders’ equity	312,924	396,629

Total liabilities and stockholders’ equity	$780,884	$845,814

(1) Derived from audited financial statements